Exhibit 99.1

FOSSIL GROUP, INC.  REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS;

Fourth Quarter Net Sales of $1.065 Billion; Diluted EPS Increases 12% to $3.00

Fiscal Year 2014 Net Sales Increase 8% to $3.510 Billion; Diluted EPS Increases 8% to $7.10

Provides First Quarter and Fiscal 2015 Guidance, Including Significant Currency Impacts

Richardson, TX. February 17, 2015 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”,”Fossil Group”) today reported its financial results for the fourth quarter and fiscal year ended January 3, 2015.

Fourth Quarter Revenue Summary

•                  Net sales were flat to last fiscal fourth quarter; increased 3% in constant currency

•                  Wholesale net sales decreased 4%; decreased 1% in constant currency, with increases in Europe and Asia Pacific offset by a decline in North America

•                  Direct to consumer net sales increased 12%; increased 16% in constant currency

•                  Global comparable store sales increased 7.7%, with increases in Europe, North America and Asia Pacific

•                  Net sales of watches decreased 1%; increased 2% in constant currency

•                  Net sales of leathers decreased 2%; increased 1% in constant currency

•                  Net sales of jewelry increased 13%; increased 19% in constant currency

Fiscal Year 2014 Revenue Summary

•                  Net sales increased 8% compared to fiscal 2013, with no significant impact related to currency

•                  Wholesale net sales increased 6%, with increases in Europe and Asia Pacific, and North America flat to last fiscal year

•                  Direct to consumer net sales increased 13%

•                  Global comparable store sales increased 2.0%, with increases in Europe and Asia Pacific partially offset by a slight decline in North America

•                  Net sales of watches increased 9%

•                  Net sales of leathers decreased 4%

•                  Net sales of jewelry increased 21%

The Company reported net income for the fourth quarter of fiscal 2014 of $154.1 million, a 4% increase compared to $148.5 million for the fourth quarter of fiscal 2013.  Diluted earnings per share grew 12% to $3.00, compared to $2.68 per diluted share for the fourth quarter of fiscal 2013.  The increase in diluted earnings per share was primarily attributable to operating income growth, substantially all of which was offset by currency headwinds, the benefit of a lower share base compared to last fiscal year and a non-operating gain associated with a settlement related to the 2012 Skagen acquisition.

For fiscal year 2014, the Company reported net income of $376.7 million, or $7.10 per diluted share, compared to $378.2 million or $6.56 per diluted share for fiscal 2013.  The increase in diluted earnings per share was attributable to operating income growth and the benefit of a lower share base compared to last fiscal year, partially offset by currency headwinds.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “We are pleased to conclude another year of solid sales and earnings per share growth for Fossil Group.  The strength of our diverse business model, our team’s disciplined execution of our strategies and our strong financial position drove overall results within our expectations.  We returned value to our shareholders through the continued execution of our share repurchase program, while navigating unfavorable changes in currency at the end of the year.  However, we are not entirely satisfied with our fourth quarter performance and begin 2015 intensely focused on taking advantage of the many opportunities available to us to drive future growth.”

Mr. Kartsotis added, “During the year, we achieved several key objectives that we will build upon in 2015.  We drove growth in our multi-brand watch portfolio, jewelry and our Fossil and Skagen lifestyle brands.  We advanced many of our strategic initiatives, including the successful launch of Tory Burch and Emporio Armani Swiss, both of which support our Swiss watch initiative and highlight our capabilities in the category.  We executed ten year extensions of our license agreements with Giorgio Armani and Michael Kors, reinforcing our position as the leader in fashion lifestyle watches and global production and distribution.  We also established new partnerships with Google and Intel, combining our fashion and design capabilities with their expertise in technology, to advance our development of wearable technology, and we began investing in demand creation and brand building initiatives for Fossil and Skagen to position them for sustained future growth.”

Mr. Kartsotis concluded, “As we begin 2015, we believe we remain on track to continue to deliver on our long term goal of driving profitable top-line growth while investing in high return initiatives that can fuel our momentum over the long term.  The addition of kate spade new york to our multi-brand portfolio, which we announced today, is yet another great example of our ability to capitalize on lifestyle brands that are poised for global expansion.  Our priorities are to invest in developing our digital capabilities, advance our wearable technology initiative, drive efficiencies in our operating model, and continue to leverage our competitive advantages of world-class design, production and global distribution to grow Fossil, Skagen and our multi-brand portfolio.  We remain excited about our outlook and while we recognize near-term challenges, we expect fiscal 2015 to be another year of significant accomplishments towards our overarching objective to deliver sustained growth and outstanding returns for our shareholders over the long-term.”

Operating Results

During the fiscal fourth quarter, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $32.5 million, operating income by $17.9 million and earnings per share by $0.23.  During fiscal 2014, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $17.1 million, operating income by $12.1 million and earnings per share by $0.17.  The following discussion of the Company’s net sales is based on constant dollar performance.

Fourth quarter 2014 worldwide net sales rose 3% or $34.9 million, reflecting sales growth in the Company’s direct to consumer segment and a slight decrease in the Company’s wholesale channel.  The sales increase was driven by growth in the Company’s multi-brand global watch portfolio as well as growth in the SKAGEN® and FOSSIL® brands.  Jewelry sales increased significantly during the quarter and sales of leathers increased slightly.  For fiscal 2014, worldwide net sales increased by 8% or $266.8 million, with sales growth in the Company’s wholesale channel and direct to consumer segment.

Net sales from the North America wholesale segment decreased 10%, or $41.7 million, compared to the fourth quarter of fiscal 2013.  A decline in watches and leathers led to the North American sales decrease while jewelry sales increased.  Decreases in wholesale shipments to major department store accounts in the United States combined with a reduction in sales to off-price partners led to the decline.

Europe wholesale net sales rose 8%, or $22.4 million, compared to the fourth quarter of fiscal 2013.  Growth in watches and jewelry drove the European sales increase and were partially offset by a decline in leathers. The majority of markets posted sales increases, with the strongest performance coming from the United Kingdom, Germany and distributor markets, partially offset by declines in Italy and Spain.

Asia Pacific wholesale net sales rose 10%, or $10.8 million, compared to the fourth quarter of fiscal 2013.  Double digit growth in watches and an increase in leathers drove the increase.  Most markets contributed to the sales growth, with particularly strong growth in India, Japan and Australia.

Direct to consumer net sales for the fourth quarter of fiscal 2014 increased 16%, or $43.4 million, compared to the fourth quarter of fiscal 2013.  The sales increase was driven by the expansion of the global retail store base, as well as an increase in global comparable store sales, with an increase in all three regions.   Comparable sales increased in jewelry, leathers and watches.

During the fourth quarter of fiscal 2014, gross margin decreased 60 basis points to 56.8%, driven by the impact of increased promotional activity, primarily in the outlet channel, and changes in foreign currencies, partially offset by the favorable impact of regional distribution mix given the growth in international markets, channel mix and lower off-price price volume compared to last fiscal year.   For fiscal 2014, gross margin decreased 10 basis points to 57.0%, largely due to increased promotional activity in the outlet channel.

The Company’s operating expenses decreased during the fourth fiscal quarter largely due to a reduction in incentive compensation, partially offset by increases resulting from the expansion of the Company’s retail store and concession base, advertising royalties and investments in brand building activities.  The Company’s operating expense rate decreased 80 basis points to 35.9% compared to 36.7% of net sales in the fourth quarter of fiscal 2013.  For fiscal 2014, operating expenses increased due to the expansion of the Company’s retail store and concession base, infrastructure investments to support growth and global initiatives, marketing expenses, including advertising royalties, and investments in brand building and customer engagement activities.  The Company’s operating expense rate increased 100 basis points to 40.9%, compared to 39.9% of net sales in fiscal 2013.

Operating income for the fourth quarter of fiscal 2014 increased $2.8 million, compared to the prior fiscal year fourth quarter.  Operating margin increased 30 basis points to 20.9% of net sales, compared to 20.6% of net sales for the same period last fiscal year.  Operating income for fiscal 2014 increased $4.9 million, compared to the prior fiscal year.  Operating margin decreased 110 basis points to 16.1% of net sales, compared to 17.2% of net sales for fiscal 2013.

During the fiscal fourth quarter, interest expense increased $1.0 million to $4.5 million and other income increased $6.4 million to $6.7 million as a result of a $6 million non-operating gain associated with a settlement related to the 2012 Skagen acquisition, which benefited earnings per share by $0.08.  During fiscal 2014, interest expense increased $6.4 million to $15.9 million and other income decreased $1.9 million to $7.5 million.

The Company’s effective income tax rate in the fourth quarter of fiscal 2014 was 30.4%, compared to 30.0% in the fourth quarter of fiscal 2013. For fiscal 2014, the Company’s effective income tax rate was 30.7% compared to 30.9% for fiscal 2013.

Share Repurchase

During the fourth quarter of fiscal 2014, the Company invested $117 million to repurchase 1.1 million shares of its common stock at an average price of $101 per share.  For fiscal 2014, the Company invested $435 million to repurchase 4.1 million shares of its common stock at an average price of $106 per share.  As of January 3, 2015, the Company had $1.1 billion remaining on its existing share repurchase authorizations.

Sales and Earnings Guidance

For fiscal 2015, the Company expects that its results will be significantly negatively impacted by foreign currency changes as well as restructuring charges.  The following first quarter fiscal 2015 and full fiscal year 2015 sales and earnings guidance includes the estimated impact of these factors and the sales impact from the extra week in fiscal 2014.

	Full Year	First Quarter

Negative Impact on Net Sales Growth
Foreign Currency Translation	500 basis points	600 basis points
Extra Week in Fiscal 2014	125 basis points	550 basis points

Negative Impact on Operating Margin
Foreign Currency Translation	250 basis points	200 basis points
2015 Restructuring Charges	70 basis points	140 basis points

Negative Impact on Diluted Earnings Per Share
Foreign Currency Translation	$1.20	$0.17
2015 Restructuring Charges	$0.35	$0.14

For fiscal 2015, the Company expects:

•                  Net sales to be in the range of a 3% decrease to a 1% increase

•                  Operating margin in a range of 12% to 13%

•                  Diluted earnings per share in a range of $5.45 to $6.05

For the first quarter of fiscal 2015, the Company expects:

•                  Net sales to decrease approximately 7.5% to 5.5%

•                  Operating margin in a range of 6% to 7%

•                  Diluted earnings per share in a range of $0.59 to $0.69

The Company’s guidance assumes that current foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance as well as estimated impacts from foreign currency translation and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods, accessories and apparel.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 590 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 53 Weeks Ended	For the 52 Weeks Ended
Statement Data (in millions, except per share data):	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Net sales	$1,064.8	$1,062.4	$3,509.7	$3,260.0
Cost of sales	460.5	453.1	1,508.5	1,398.3
Gross profit	604.3	609.3	2,001.2	1,861.7
Gross margin	56.8%	57.4%	57.0%	57.1%
Operating expense	382.2	390.0	1,434.7	1,300.1
Operating expense (% of net sales)	35.9%	36.7%	40.9%	39.9%
Operating income	222.1	219.3	566.5	561.6
Operating margin	20.9%	20.6%	16.1%	17.2%
Interest expense	4.5	3.5	15.9	9.5
Other expense (income) — net	(6.7)	(0.3)	(7.5)	(9.4)
Income before income taxes	224.3	216.1	558.1	561.5
Tax provision	68.2	64.8	171.5	173.4
Less: Net income attributable to noncontrolling interest	2.0	2.8	9.9	9.9
Net income attributable to Fossil Group, Inc.	$154.1	$148.5	$376.7	$378.2
Basic earnings per share	$3.01	$2.69	$7.12	$6.59
Diluted earnings per share	$3.00	$2.68	$7.10	$6.56
Weighted average common shares outstanding:
Basic	51.1	55.2	52.9	57.4
Diluted	51.3	55.4	53.1	57.7

	January 3,	December 28,
Consolidated Balance Sheet Data (in millions):	2015	2013
Assets:
Cash and cash equivalents	$276.3	$320.5
Accounts receivable-net	430.5	454.8
Inventories	597.3	570.7
Other current assets	185.8	133.5
Total current assets	$1,489.9	$1,479.5

Property, plant and equipment - net	$345.6	$355.7
Goodwill	197.7	206.9
Intangible and other assets - net	174.4	188.3
Total long-term assets	$717.7	$750.9

Total assets	$2,207.6	$2,230.4
Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$430.2	$478.5
Short-term debt	16.6	13.4
Total current liabilities	$446.8	$491.9

Long-term debt	$613.7	$494.7
Other long-term liabilities	163.3	168.4
Total long-term liabilities	$777.0	$663.1

Stockholders’ equity	$983.8	$1,075.4
Total liabilities and stockholders’ equity	$2,207.6	$2,230.4

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 53 Weeks Ended	For the 52 Weeks Ended
Business Segment Net Sales (in millions)	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Wholesale:
North America wholesale	$356.0	$400.1	$1,213.1	$1,216.6
Europe	281.0	273.9	931.2	828.1
Asia Pacific	114.7	108.8	440.7	396.7
Total wholesale	751.7	782.8	2,585.0	2,441.4

Direct to consumer	313.1	279.6	924.7	818.6

Total net sales	$1,064.8	$1,062.4	$3,509.7	$3,260.0

Product Category Information

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 53 Weeks Ended	For the 52 Weeks Ended
Product Sales (in millions)	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Watches	$827.6	$833.8	$2,736.5	$2,513.1
Leathers	124.4	127.1	419.4	436.3
Jewelry	93.1	82.1	276.5	228.8
Other	19.7	19.4	77.3	81.8
Total net sales	$1,064.8	$1,062.4	$3,509.7	$3,260.0

Store Count Information

	January 3, 2015			December 28, 2013
	North America	Other International	Total	North America	Other International	Total
Full price accessory	119	170	289	112	164	276
Outlets	143	100	243	125	81	206
Clothing	28	2	30	30	2	32
Full price multi-brand	6	25	31	6	23	29
Total stores	296	297	593	273	270	543

Constant Currency Financial Information

The following table presents the Company’s business segment net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended January 3, 2015			Net Sales For the 53 Weeks Ended January 3, 2015
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$356.0	$(2.4)	$358.4	$1,213.1	$(5.3)	$1,218.4
Europe	281.0	(15.4)	296.4	931.2	2.7	928.5
Asia Pacific	114.7	(4.9)	119.6	440.7	(7.4)	448.1
Total wholesale	751.7	(22.7)	774.4	2,585.0	(10.0)	2,595.0

Direct to consumer	313.1	(9.8)	322.9	924.7	(7.1)	931.8

Total net sales	$1,064.8	$(32.5)	$1,097.3	$3,509.7	$(17.1)	$3,526.8

END OF RELEASE